Exhibit 4

AMENDMENT NO. 3

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) to Amended and Restated Rights Agreement dated as of July 29, 1999 between NOVT CORPORATION, a Florida corporation (formerly Novoste Corporation) (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a banking corporation organized under the laws of New York, as rights agent (the “Rights Agent”), as amended pursuant to Amendment No. 1 to Amended and Restated Rights Agreement, dated as of May 18, 2005 (the “Amendment No. 1”), and as further amended pursuant to Amendment No. 2 to Amended and Restated Rights Agreement, dated as of January 30, 2006 (as amended, the “Rights Agreement”), is entered into this 31st day of May, 2006.

WHEREAS, the Company and the Rights Agent are currently parties to the Rights Agreement and desire to amend the Rights Agreement on the terms and conditions hereinafter set forth;

WHEREAS, the Company and the Rights Agent entered into the Amendment No. 1 for the purpose of rendering the Rights Agreement inapplicable to the Agreement and Plan of Merger, dated as of May 18, 2005, among the Company, ONI Medical Systems, Inc. and ONIA Acquisition Corp. (the “Merger Agreement”) and the merger and the other transactions specifically contemplated thereby;

WHEREAS, on September 26, 2005, following the Company’s reconvened special meeting of shareholders in lieu of an annual meeting, the Company terminated the Merger Agreement as a result of the failure of the Company’s shareholders to approve the issuance of the Company’s Common Shares necessary to complete the merger and the other transactions specifically contemplated thereby; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Termination of Amendment No. 1. Amendment No. 1 is hereby terminated and of no force or effect as of the effective date of this Amendment set forth in Section 8 hereof.

2. Amendments to Section 1 (Certain Definitions).

a. Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(a) “Acquiring Person” shall mean any Person (other than the Company, any Related Person or any Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.9% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer); provided, however, that:

(i) if, as of May 31, 2006 any Person is the Beneficial Owner of 4.9% or more of the outstanding Common Shares, such Person shall not be deemed to be an Acquiring Person unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally (such percentage increase subject to downward adjustment if the Board determines that such percentage increase will jeopardize or endanger the availability to the Company of its NOLs), or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person (such percentage subject to downward adjustment if the Board determines that such percentage increase will jeopardize or endanger the availability to the Company of its NOLs), provided that the foregoing exclusion shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, ceases to Beneficially Own 4.9% or more of the then outstanding Common Shares, and

(ii) a Person will not be deemed to have become an Acquiring Person solely as a result of an acquisition of Common Shares by the Company which reduces the number of Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then outstanding Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally (such percentage increase subject to downward adjustment if the Board determines that such percentage increase will jeopardize or endanger the availability to the Company of its NOLs), or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then outstanding Common Shares thereafter becomes an Affiliate or Associate of such Person (such percentage subject to downward adjustment if the Board determines that such percentage increase will jeopardize or endanger the availability to the Company of its NOLs).

Notwithstanding the foregoing, if the Board determines that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Shares that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and such Person divests as promptly as practicable (as determined by the Board) a sufficient number of Common Shares so that such Person would no longer be an

“Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an Acquiring Person.”.

b. Section 1(c) of the Rights Agreement is hereby amended by adding the following language after the phrase “(the “Exchange Act”)” and before the “.”:

“, and to the extent not included within the foregoing clause of this Section 1(c), shall also include, with respect to any Person, any other Person (other than the Company, a Related Person or an Exempt Person) whose Common Shares would be deemed constructively owned by such first Person pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision or replacement provision, provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were Directors of the Company.”.

c. Section 1(d) of the Rights Agreement is hereby amended by adding the following sentence to the end of such Section 1(d):

“Notwithstanding anything further in this definition of a Beneficial Owner to the contrary, to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” or have “beneficial ownership” of, securities which such Person would be deemed to constructively own pursuant to Section 382 of the Code, or any successor provision or replacement provision.”.

d. Section 1(i) of the Rights Agreement is hereby amended by deleting the parenthetical “(other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan)” therefrom and in lieu thereof inserting the following parenthetical:

“(other than the Company, any Related Person or any Exempt Person)”.

e. The following shall be added as a new Section 1(i)-1 after the definition of “Distribution Date” and before the definition of “Final Expiration Date”:

“1(i)-1 “Exempt Person” shall mean a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then outstanding Common Shares will not, as determined by the Board, jeopardize or endanger the availability to the Company of its NOLs, provided, however, that such a Person will cease to be an “Exempt Person” if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) upon the availability to the Company of its NOLs.”.

f. Section 1(j) of the Rights Agreement is hereby amended by deleting the date “November 25, 2006” therefrom and in lieu thereof inserting the date “May 31, 2009”.

g. Section 1(k) of the Rights Agreement is hereby amended by deleting the text of Section 1(k) in its entirety and in lieu thereof inserting “Intentionally Deleted.”.

h. The following shall be added as a new Section 1(l)-1 after the definition of “Interested Shareholder” and before the definition of “Permitted Offer”:

“1(l)-1 “NOLs” shall mean the Company’s net operating loss carryforwards, to be used to offset its taxable income in the current year or future year or years.”.

i. The following shall be added as a new Section 1(r)-1 after the definition of “Redemption Price” and before the definition of “Right”:

“1(r)-1 “Related Person” shall mean (i) any Subsidiary of the Company or (ii) any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan.”

3. Amendment to Section 15 (Rights of Action). Section 15 of the Rights Agreement is hereby amended by deleting the word “reach” from the second sentence thereof and in lieu thereof inserting the word “breach”.

4. Amendment to Section 22 (Issuance of New Right Certificates). Section 22 of the Rights Agreement is hereby amended by adding the following language after the phrase “made in lieu of the issuance thereof” in the second sentence thereof and before the “.”:

“; and provided further, however, that no Right Certificates shall be issued if, and to the extent that the Board determines that the issuance of such Right Certificates could have a material adverse tax consequence to the Company or to the Person to whom or which such Right Certificates otherwise would be issued”.

5. Amendment to Section 24 (Exchange). Section 24(a) of the Rights Agreement is hereby amended by deleting the last sentence therefrom and in lieu thereof inserting the following sentence:

“Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Related Person or any Exempt Person), who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.”.

6. Amendment to Section 28 (Determination and Actions by the Board, etc.). Section 28 of the Rights Agreement is hereby amended by deleting the phrase “as in effect on the date of this Agreement” from the second sentence thereof and in lieu thereof inserting the following:

“or the provisions of Section 382 of the Code, or any successor provision or replacement provision, as applicable”.

7. Exhibit B and Exhibit C. Exhibit B (Form of Right Certificate) and Exhibit C (Summary of Rights to Purchase Preferred Shares) are hereby amended to the extent necessary to give effect to this Amendment.

8. Effective Date. This Amendment shall become effective as of May 31, 2006.

9. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

10. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Shares).

11. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State.

13. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

14. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of May 31, 2006.

NOVT CORPORATION

By:	/s/ John Quicke
Name:	John Quicke
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, as Rights Agent

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President